Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Massey Energy Company and in the related prospectuses of our reports dated March 1, 2011, with respect to the consolidated financial statements and schedule of Massey Energy Company and the effectiveness of internal control over financial reporting of Massey Energy Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2010:

Registration Statement Number	Description

333-161226	Form S-8, pertaining to the Massey Energy Company Amended and Restated 2006 Stock and Incentive Compensation Plan

333-152776	Form S-3, pertaining to the issuance of senior convertible debt securities and common stock.

333-131415	Form S-4, pertaining to the issuance of senior debt securities.

333-118601	Form S-8, pertaining to the Massey Energy Company 1997 Restricted Stock Plan for Non-Employee Directors.

333-118600	Form S-8, pertaining to the Massey Energy Company Stock Plan for Non-Employee Directors.

333-115757	Form S-3, pertaining to the issuance of senior convertible debt securities.

333-61704	Form S-8, pertaining to Massey Energy Company’s Coal Company Salary Deferral and Profit Sharing Plan.

333-37153	Form S-8, pertaining to the Massey Executive Deferred Compensation Program.

333-32696	Form S-8, pertaining to the Massey Energy Company 1999 Executive Performance Incentive Plan.

333-22157	Form S-8, pertaining to the Massey Energy Company 1988 Executive Stock Plan.

333-18151	Form S-8, pertaining to the Massey Energy Company 1996 Executive Stock Plan.

/s/ Ernst & Young LLP

Richmond, Virginia
March 1, 2011